UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

☒ Filed by the Registrant	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN EAGLE OUTFITTERS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing party: N/A
	(4)	Date Filed: N/A

AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 6, 2012

and

PROXY STATEMENT

American Eagle Outfitters, Inc.
77 Hot Metal Street
Pittsburgh, Pennsylvania 15203
412-432-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2012

April 25, 2012

To the Stockholders of
American Eagle Outfitters, Inc.:

The 2012 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation, will be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania, on Wednesday, June 6, 2012, at 11:00 a.m., local time, for the following purposes:

1.
To elect the following three Class II directors to serve until the 2015 Annual Meeting of Stockholders, or until their successors are duly elected and qualified: Janice E. Page; Noel J. Spiegel; and Gerald E. Wedren;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

3.	To hold an advisory vote on the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

We have elected to furnish proxy materials and our Fiscal 2011 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission. On or about April 25, 2012, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors
Cornelius Bulman, Jr. Corporate Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2012

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Eagle Outfitters, Inc., a Delaware corporation, (the “Board”) for use at the Annual Meeting of Stockholders to be held on June 6, 2012, at 11:00 a.m., local time, at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania and at any adjournment thereof. It is being mailed to the stockholders on or about April 25, 2012. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 11, 2012, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 195,837,813 shares of Common Stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the purpose of the Annual Meeting?

Stockholders will be asked to vote on the following matters at the Annual Meeting:

1.
The election of the following three Class II directors to serve until the 2015 Annual Meeting of Stockholders, or until their successors are duly elected and qualified: Janice E. Page; Noel J. Spiegel; and Gerald E. Wedren;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

3.	An advisory vote on the compensation of our named executive officers.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

●	FOR each of the nominees for director listed in this Proxy Statement;

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013; and

●	FOR the approval of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2011 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. On or about April 25, 2012, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a proxy card along with a printed copy of the proxy materials. You may complete and sign the enclosed proxy card and return it in the pre-paid envelope. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent ( i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Cornelius Bulman, Jr., Corporate Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 195,837,813 shares of Common Stock outstanding and entitled to vote. Therefore, 97,918,907 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors or the advisory vote on the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on certain proposals, your shares will not be counted for those proposals, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Item 1.	Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Item 2.
Appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

Item 3.	The advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telegram, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 9, 2013 and no later than April 8, 2013, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2013 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 27, 2012. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 27, 2012. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2013 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 9, 2013 or after April 8, 2013. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of April 1, 2012, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common	Right to		Percent
	Stock (1)	Acquire (2)	Total	(3)
5% Beneficial Owners
BlackRock, Inc. (4)	16,436,734	—	16,436,734	8.4%
Royce & Associates, LLC (5)	14,493,160	—	14,493,160	7.4%
Jay L. Schottenstein (6)	10,020,794	139,357	10,160,151	5.2%

Directors and Executive Officers
Thomas A. DiDonato (7)	14,707	286,594	301,301	*
Fredrick W. Grover	14,945	300,002	314,947	*
Robert L. Hanson	—	—	—	*
Joan Holstein Hilson	79,927	376,989	456,916	*
Michael G. Jesselson	355,401	2,903	358,304	*
Thomas R. Ketteler	12,757	—	12,757	*
Roger S. Markfield	349,892	1,036,138	1,386,030	*
Cary D. McMillan	18,193	29,471	47,664	*
James V. O’Donnell (8)	1,969,052	2,775,896	4,744,948	2.4%
Janice E. Page	45,568	16,838	62,406	*
Noel J. Spiegel	10,000	8,913	18,913	*
Gerald E. Wedren	26,377	26,127	52,504	*
All directors and executive officers as a group (15 in group)	13,026,338	5,409,584	18,435,922	9.2%

*     Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April l, 2012 and (b) total deferred share units as well as the respective dividend equivalents.

(3)
Percent is based upon the 195,830,833 shares outstanding at April l, 2012 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of April l, 2012, share units and dividend equivalents, if applicable.

(4)
In a Schedule 13G filed with the SEC on February 10, 2012, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership of 16,436,734 shares. BlackRock, Inc. has sole voting and dispositive power over the 16,436,734 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)
In a Schedule 13G filed with the SEC on January 5, 2012, Royce & Associates, LLC, an investment adviser, reported beneficial ownership of 14,493,160 shares. Royce & Associates, LLC has sole voting and dispositive power over the 14,493,160 shares. The address for Royce & Associates, LLC. is 745 Fifth Avenue, New York, NY 10151.

(6)
Mr. Schottenstein has sole power to vote and dispose as trustee of a trust that owns 6,300 shares and has shared power to vote and dispose of a trust that owns 245,406 shares. Additionally, Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 59% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 5,285,258 shares of the Company held by SEI, Inc., and they are included under his name in the table. Mr. Schottenstein also has sole power to vote 3,694,736 shares held by family members pursuant to the terms of a voting agreement that are included under his name in the table.

(7)	Mr. DiDonato, former Executive Vice President – Human Resources, resigned effective March 30, 2012.

(8)
Mr. O’Donnell, former Chief Executive Officer, resigned effective January 28, 2012. Shares were calculated based on the Company’s stock records as of January 28, 2012. No further ownership information was available to the Company after Mr. O’Donnell ceased being a Section 16 reporting person. For additional information regarding Mr. O’Donnell’s resignation, see the “Chief Executive Officer Succession” section below.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at nine directors and nominated three candidates, all of whom are currently directors of the Company, to be elected as Class II directors at the Annual Meeting. Class II directors serve for three-year terms ending at the 2015 annual meeting, or when their successors are duly elected and qualified. It is not expected that Mr. Wedren, a candidate to be elected as a Class II director will serve the full term. In accordance with the Company’s Corporate Governance Guidelines, any director over age 72 shall not be eligible for re-election. The Company made an exception to the age limit in this circumstance to provide additional time for the Board of Directors to select a director candidate to replace Mr. Wedren. The terms of the remaining Class I and Class III directors expire at the annual meetings to be held in 2014 and 2013, respectively.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of April 1, 2012, including age, principal occupation, and a brief description of business experience and directorships held with other public corporations during at least the last five years.

The Board of Directors recommends that the stockholders vote “FOR” each of the following nominees for Class II Director:

Janice E. Page, age 63, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent 27 years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She holds a BA from Pennsylvania State University. Ms. Page has extensive knowledge of the retail industry and her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

Other Public Company Board Service: Ms. Page also serves as a Director and Compensation Committee Chair of R.G. Barry Corporation, a company which develops and markets footwear, and as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited, a developer and marketer of men’s and women’s sweaters and sportswear. She was formerly on the Board and served as Compensation Committee Chair of Kellwood Company from 2000 to 2008 and served as Trustee of Glimcher Realty Trust from 2001 to 2004.

Noel J. Spiegel, age 64, has served as a Director of the Company since June 2011. Mr. Spiegel was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School. Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and more specifically to the Audit Committee.

Other Public Company Board Service: Mr. Spiegel also serves on the Board of Directors, Audit Committee and Compensation Committee of Radian Group, Inc.

Gerald E. Wedren, age 75, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren holds a BBA and a JD from Case Western Reserve University. Mr. Wedren brings entrepreneurial and venture development experience to the Board and as one of the Company’s longest-serving non-employee Directors, he brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Wedren was formerly on the Board of Directors of Westaff, Inc. from 2007 to 2010 and on the Board of Directors of Encompass Group, Inc. from 2007 to 2011.

The following Class I Directors have been previously elected to terms that expire as of the 2014 Annual Meeting:

Michael G. Jesselson, age 60, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson provides investment expertise to the Board and as one of the Company’s longest-serving non-employee Directors, he also brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Jesselson also serves on the Board of Directors, Audit Committee and Acquisition Committee of XPO Logistics, Inc. He also serves as Nominating and Corporate Governance Committee Chair of XPO Logisitics, Inc.

Roger S. Markfield, age 70, has served as Vice Chairman, Executive Creative Director of the Company since February 2009 and as a Director since March 1999. From February 2007 to February 2009, Mr. Markfield served as a non-executive officer employee of the Company. Prior to February 2007, he served the Company as Vice-Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer, from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Men’s. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc. Mr. Markfield’s experience as Executive Creative Director of the Company gives him unique insights into the Company’s challenges, opportunities and operations. He has a deep understanding of the needs and desires of our customers and brings a long history of relevant retail executive experience to the Board.

Other Public Company Board Service: Mr. Markfield also serves on the Board of Directors of DSW, Inc.

Jay L. Schottenstein, age 57, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”), a private company, since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. He has also served as Chairman since March 1992 and as Chief Executive Officer from July 1999 through December 2000 and from April 1991 through July 1997 of Retail Ventures, Inc. (“RVI”), a company traded on the New York Stock Exchange. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Chairman of the Board since March 2005 of DSW, Inc., a company traded on the New York Stock Exchange. He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. As the Company’s former Chief Executive Officer, Mr. Schottenstein is familiar with all aspects of the Company including its management, operations and financial requirements. He brings extensive knowledge and understanding of our business and the retail industry to the Board.

Other Public Company Board Service: Mr. Schottenstein also serves on the Board of Directors of DSW, Inc.

The following Class III Directors have been previously elected to terms that expire as of the 2013 Annual Meeting:

Robert L. Hanson, age 49, has served as Chief Executive Officer of the Company since January 2012. He also became a Director of the Company in January 2012. Prior to joining the Company, Mr. Hanson served Levi Strauss & Co., from 1988 to 2011 in a variety of important leadership roles across multiple brands where he led cross-functional teams, including merchandising, product development, multi-channel operations, marketing and creative teams, in addition to a full support staff.  Mr. Hanson’s most recent roles at Levi’s included serving as Global President of the Levi’s Brand from 2010 to 2011, President, Levi’s Strauss Americas/North America from 2006 to 2010, President, Levi’s Brand U.S. from 2001 to 2006 and President/Vice-President, Levi’s Europe/Africa/Middle East from 1998 to 2001. Mr. Hanson’s day to day leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations. His extensive knowledge and understanding of the retail industry and global operations is invaluable to the Board.

Thomas R. Ketteler, age 69, has been a Director of the Company since February 2011. Prior to his retirement from SSC in 2005, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981, and as a director since 1985. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Company’s Board from 2003 until June 2010. Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

Other Public Company Board Service: Mr. Ketteler previously served on the Company’s Board from 1994 to 2003 and on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc from 2007 to 2011.

Cary D. McMillan, age 54, has been a Director of the Company since June 2007. He has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. He holds a BS from the University of Illinois and is a Certified Public Accountant. Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides knowledge of best practices.

Other Public Company Board Service: Mr. McMillan also serves on the Board of Directors of McDonald’s Corporation. Mr. McMillan was formerly on the Board of Directors of Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

During the fiscal year ended January 28, 2012 (“Fiscal 2011”), the Board of Directors met nine times. During Fiscal 2011, all members of the Board of Directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is the expectation of the Company that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board of Directors were present at our 2011 Annual Meeting.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2011. In addition, the Company pays attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. The Company also reimburses travel expenses to attend Board and committee meetings and director continuing education expenses.

Fiscal 2011 Director Compensation (1)

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)	($)
	(2)	(3)
Michael G. Jesselson	$115,000	$120,000	$235,000
Thomas R. Ketteler	$110,306	$120,000	$230,306
Cary D. McMillan	$132,500	$120,000	$252,500
Janice E. Page	$127,000	$120,000	$247,000
Jay L. Schottenstein (4)	$275,000	$200,000	$475,000
Noel J. Spiegel (5)	$93,300	$93,300	$186,600
Gerald E. Wedren	$120,000	$120,000	$240,000

(1)	Fiscal 2011 refers to the fifty-two week period ended January 28, 2012.

(2)
Amounts represent fees earned or paid during Fiscal 2011. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $25,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee. Non-employee directors also receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting. The Lead Independent Director also receives an additional retainer of $20,000 per year paid in installments on the first business day of each calendar quarter.

(3)
Amounts represent shares granted during Fiscal 2011. Under the Company’s 2005 Stock Award and Incentive Plan, as amended, (the “2005 Amended Plan”) directors who are not employees of the Company received an automatic stock grant of a number of shares equal in value to $30,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. Messrs. McMillan and Spiegel elected to defer their quarterly share retainers during calendar 2011 and calendar 2012.

(4)
In connection with his services as our Chairman, Mr. Schottenstein received cash compensation of $275,000 per year. Under the Company’s 2005 Amended Plan, Mr. Schottenstein additionally received an automatic quarterly stock grant of a number of shares equal in value to $50,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

(5)	Mr. Spiegel was appointed to the Board of Directors on June 21, 2011.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At January 28, 2012, the aggregate number of option awards outstanding was: Mr. Jesselson—2,903 shares; Ms. Page—14,515 shares; and Mr. Wedren—26,127 shares. Mr. Schottenstein also received various stock option awards prior to June 2005, as determined by the Compensation Committee, and awards for 232,262 shares remained outstanding at January 28, 2012.

In June 2005, the Board of Directors determined that each director should own common stock of the Company and established the following ownership guidelines. Within three years of joining the Board or the implementation of the ownership guidelines, each director must hold stock of the Company worth at least four times the current annual cash base retainer amount, or currently $220,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Leadership Structure

Since 2002, the positions of Chairman of the Board and Chief Executive Officer have been held by two different persons. During Fiscal 2011, Mr. O’Donnell was the Company’s Chief Executive Officer while the Board was led by our Chairman, Mr. Schottenstein. Mr. Hanson has served as the Company’s Chief Executive Officer since January 30, 2012 and Mr. Schottenstein continues to serve as Chairman. Mr. Schottenstein is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company, which experience provides our Board with significant leadership advantages. The Company has also established a Lead Independent Director position. The Lead Independent Director is appointed by the independent directors annually. Mr. Jesselson was appointed as the Company’s Lead Independent Director for Fiscal 2011. The Lead Independent Director is responsible for:

●	Presiding over the meetings of independent directors;

●	Serving as a liaison between the Chairperson and independent directors;

●	Having input on information sent to the Board;

●	Having input on meeting agendas for the Board; and

●	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will lead the discussion.

Director Independence

For Fiscal 2011, the Board determined that the following directors were independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson	Cary D. McMillan	Jay L. Schottenstein	Gerald E. Wedren
Thomas R. Ketteler	Janice E. Page	Noel J. Spiegel

In particular, the Board determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

●	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any subsidiary of the Company;

●	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any subsidiary of the Company;

●
Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any subsidiary of the Company for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

●
Whether the director is an executive officer of a charitable organization which received contributions from the Company or any subsidiary of the Company in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

●
Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

●
Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

●
Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service and pension or other forms of deferred compensation for prior service.

Effective January 30, 2012, the Company determined to change the position of Jay L. Schottenstein from that of a Non-Executive Chairman to Executive Chairman of the Board of Directors. As such, Mr. Schottenstein will not be considered independent for the fiscal year ending February 2, 2013 (“Fiscal 2012”). All of the other directors whom the Board determined were independent under the applicable rules of the New York Stock Exchange for Fiscal 2011 continue to be considered independent by the Board.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.”

The following sets forth Committee memberships as of the date of this proxy statement:

	Audit	Compensation	Nominating
Director	Committee	Committee	Committee

Michael G. Jesselson (1)	X		X
Thomas R. Ketteler	X	X
Cary D. McMillan	X	XX	X
Janice E. Page	X	X	XX
Noel J. Spiegel	XX	X
Gerald E. Wedren	X	X	X

X = Member

XX = Committee Chair

(1)       Mr. Jesselson also serves as the Company’s Lead Independent Director.

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the qualifications, performance and independence of the independent registered public accounting firm; (3) the performance of the internal auditors; and (4) the Company’s compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met ten times during Fiscal 2011.

The Board has determined that Messrs. Ketteler, McMillan and Spiegel qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

   Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee reviews, recommends and approves salaries and other compensation of executive officers and administers the Company’s stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers). The Compensation Committee met five times during Fiscal 2011.

    Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met six times during Fiscal 2011. The Nominating Committee developed and reviews each year the Company’s Corporate Governance Guidelines, which were adopted by the Board and are available on our website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.” The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders, and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

●
Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

●	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

●	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with the Company’s business among the Board as a whole and the Committees of the Board. In performing its risk oversight function, the Board:

●
Oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and

●
Oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding the Company’s financial, operational and strategic risks. The full Board receives quarterly updates from management’s Risk Management Committee which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company’s independent auditor, the internal auditor and the Chief Financial Officer quarterly. As set forth in its charter, the Compensation Committee oversees the Company’s risk management related to employee compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and the Company’s corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2011 and currently, the members of the Compensation Committee have included Messrs. McMillan (Chairman), Ketteler, Spiegel and Wedren and Ms. Page. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for all interested parties to send communications to the independent members of the Board. That process is described on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Board of Directors.”

Corporate Governance Information

The Company’s corporate governance materials, including our corporate governance guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found on the Company’s website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.” Any amendments or waivers to our code of ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder who requests it.

EXECUTIVE OFFICERS

The following persons are executive officers of the Company as of the date of this proxy statement. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Fredrick W. Grover, age 61, has served the Company as Executive Vice President of Brand Merchandising, Marketing and AE Direct since April 2011. Prior thereto, Mr. Grover served the Company as Executive Vice President of Brand Marketing and AE Direct since April 2009, as Executive Vice President of AE Direct from December 2004 to April 2009 and as President of Bluenotes from January 2003 to December 2004. From 2001 to 2003, Mr. Grover served the Company as Senior Vice President of Merchandising and from 1992 to 2001 he served the Company as Vice President, General Merchandising Manager. Prior to that time, Mr. Grover held various retail positions with the Company starting as an Assistant Store Manager in 1978 and rising to the position of Divisional Merchandising Manager in 1988.

Joan Holstein Hilson, age 52, has served the Company as Executive Vice President, Chief Financial Officer, since April 2009 and as Principal Financial and Accounting Officer since April 2006. Prior thereto, Ms. Hilson served as Executive Vice President, Chief Financial Officer, AE Brand, since April 2006 and as Senior Vice President, Finance from September 2005 to April 2006. Prior to joining the Company, Ms. Hilson held various positions at the Victoria’s Secret Stores division of Limited Brands, Inc., including Executive Vice President and Chief Financial Officer from July 2002 to August 2005, Vice President of Planning and Allocation from April 1997 to June 2002, Vice President of Finance from February 1996 to March 1997 and Vice President of Financial Planning from August 1995 to January 1996. Prior to that time, Ms. Hilson held various other management level positions with Limited Brands, Inc. from April 1993 to July 1995. Ms. Hilson held various finance management positions at Sterling Jewelers, Inc. from August 1985 to January 1993 and prior thereto she worked as a Certified Public Accountant with Coopers & Lybrand.

Dennis R. Parodi, age 60, has served the Company as Executive Vice President, Store Operations since April 2009. Prior thereto, he served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since February 2006, as Senior Vice President of Real Estate and Construction since May 2004 and as Vice President and Chief Operating Officer, New York Design Center, since March 2003. Prior to joining the Company, Mr. Parodi served as a consultant for Whelan’s International Corporation from January 2002 to March 2003. From February 1983 to December 2001, Mr. Parodi held various positions with GAP, Inc., including Executive Vice President-U.S. Stores & Global Operations from 1998 to 2001, Senior Vice President-Director of Stores from 1993 to 1998, Vice President-Eastern Zone from 1988 to 1993 and Regional Manager from 1983 to 1988.

Michael R. Rempell, age 37, has served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since April 2009. Prior thereto, he served the Company as Senior Vice President and Chief Supply Chain Officer from May 2006 to April 2009, Senior Vice President of Information Technology and Supply Chain from May 2003 to April 2006, Vice President of Supply Chain from April 2002 to May 2003 and Senior Director of AE Direct from February 2000 to April 2002. Prior to joining the Company, Mr. Rempell was an associate with PricewaterhouseCoopers Consulting and Accenture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors or persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2011 all reporting persons complied with the applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). For the fifty-two week period ended January 28, 2012 (“Fiscal 2011”), our NEOs were our (1) Chief Executive Officer; (2) Vice Chairman, Executive Creative Director; (3) Executive Vice President, Chief Financial Officer; (4) Executive Vice President — Brand Merchandising, Marketing & AE Direct; and (5) Executive Vice President — Human Resources.

At the end of Fiscal 2011, our Chief Executive Officer, James V. O’Donnell, resigned from his position pursuant to a Succession Agreement described below in the “Chief Executive Officer Succession” and “Post Employment Compensation” sections. Robert L. Hanson became our Chief Executive Officer at the start of Fiscal 2012.

Executive Summary

The Company and the specialty retail industry continued to face many challenges during Fiscal 2011. Consumer spending remained constrained due to high unemployment and the on-going housing and credit crises, among other factors. The Company also faced significant cost inflation on cotton and other raw materials. In response to these external challenges, management implemented strategies including targeted pricing, regular promotions and expense controls intended to drive sales and profitability. Management also continued to implement improvements in the areas of merchandising and marketing, which began to take hold in the second half of Fiscal 2011. Sales strengthened during the second half of the year, however, profit margins declined primarily due to an increasingly promotional environment and product cost pressures.

When reviewing the results for the year, the Compensation Committee considered the economy’s impact on the financial and operational performance of the Company as well as executive leadership’s efforts to drive the Company strategy. Review of year-end results and associated pay decisions incorporated current-year, past and expected future Company performance on both a top line revenue and bottom line profitability basis for all brands and lines of business. For Fiscal 2011, performance was affected by both external and internal factors and actual results fell below the Board-approved annual operating plan. This resulted in payouts under the Company’s variable incentive plans for Fiscal 2011 that were below the targeted award opportunity for the NEOs.

For Fiscal 2011, NEO compensation was driven by the Company’s financial results, as measured by Net Income and Comparable Store Sales as described in more detail below in the “Fiscal 2011 Performance Metrics” section. Net Income excludes (1) extraordinary charge(s); and/or (2) any accruals for restructuring programs, merger integration costs, or merger transaction costs; and/or (3) other unusual or infrequent items (whether gains or losses); and/or (4) asset impairment charges; and/or (5) discontinued operations (“Adjusted Net Income”). Comparable Store Sales is a measure of sales growth for stores that have been open for more than one year. Fiscal 2011 financial and operational measures represent aggregate results from American Eagle Outfitters, AE Direct, aerie, and 77kids. The goals were intended to drive growth in all brands while also recognizing the difficult economic environment that began in 2008 and has continued throughout 2011. As described herein, our Adjusted Net Income was below threshold and Comparable Store Sales was at target for Fiscal 2011. This resulted in a payout equal to 50% of the target annual incentive bonus and no acceleration of vesting for the restricted stock unit awards. All performance awards were based on pre-established goals and discretion was not exercised by either the Chief Executive Officer or the Compensation Committee in determining NEO payouts.

The objectives and framework of our executive compensation program in Fiscal 2011 remained relatively consistent with those of fiscal year ended January 29, 2011 (“Fiscal 2010”). The overall philosophy of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate means. Our plan is guided by four core principles: Performance; Competitiveness; Affordability; and Simplicity. Executive compensation is delivered to our NEOs primarily through three elements:

●	Annual Base Salary	Provides a baseline compensation level that delivers cash income to the NEOs.

●	Annual Incentive Bonus	Provides additional cash income to NEOs if threshold performance goals are attained and therefore focuses them on key annual objectives.

Bonus is earned between threshold and maximum level based on achievement of pre-established annual performance goals.

●	Equity Awards (Stock Options, Restricted Stock Units, Performance Shares)	Aligns NEO compensation with Company performance objectives and changes to stockholder value over time.

Stock Options provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

Restricted Stock Units vest proportionately over three years from grant, based on continued service with the Company, but may accelerate to fully vest after one year if specific pre-established performance goals are attained.

Performance Shares vest between threshold and maximum level only to the extent that the pre-established, three year performance goal is met. If performance falls below the threshold goal, the award is forfeited in full.

The combination of these elements enable the Company to offer a competitive total annual compensation opportunity in which realized pay and costs are highly sensitive to the degree to which key operational performance objectives are attained. The compensation for our NEOs is balanced to provide a mix of cash and equity-based awards and focused on both annual and long-term performance to ensure that executives are rewarded for, and held accountable for, achievement of both annual and long-term financial and strategic objectives.

We regularly review our programs to ensure alignment with our principles, the competitive environment and corporate governance best practices. Our overall program aligns with recognized corporate governance best practices, including: a long-term performance-based goal; use of multiple performance metrics; share ownership requirements; provisions related to the adjustment and clawback, or recovery, of awards; exclusion of gross-ups on taxable benefits; executive payment for personal use of the Company aircraft; and change in control and retirement benefit provisions that are modest in relation to many of our peers.

Substantive changes have been made to the design of the overall compensation program commencing in Fiscal 2009 through Fiscal 2012, all of which support the Company’s long-standing policy of employing a program with a balanced mix of cash and equity focused on annual and long-term performance measurement and metrics that are key drivers of sustainable stockholder value creation over time. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue overly risky business strategies in order to maximize short-term compensation payouts. Details of plan design history and key changes are discussed below in the “Compensation Program Changes” section.

Chief Executive Officer Succession

In March 2011, the Company announced a search for a new Chief Executive Officer to succeed Mr. O’Donnell. On November 14, 2011, the Company entered into an Employment Agreement with Robert L. Hanson to serve as Chief Executive Officer beginning in Fiscal 2012. Mr. O’Donnell served as the Company’s Chief Executive Officer for nine years, and prior to that, as the Company’s Chief Operating Officer. In recognition of his tenure, seasoned leadership, contributions to the Company and separation prior to the end of his contract term, the Company and Mr. O’Donnell entered into a Succession Agreement on January 19, 2012 (the “Succession Agreement”), pursuant to which Mr. O’Donnell’s employment with the Company terminated at the end of Fiscal 2011 and Mr. O’Donnell agreed to provide consulting services to assist in the transition to a new Chief Executive Officer and other projects.

Mr. O’Donnell will receive the following payments and benefits pursuant to the Succession Agreement and his Amended and Restated Employment Agreement dated January 11, 2010:

Severance	$1,635,000
Retirement Benefit	$3,600,000
Fiscal 2011 Annual Cash Incentive Bonus	$1,105,000
Accrued but unused Paid Time Off	$109,724
Long-Term Incentive Cash Plan account balance	$347,083
Deferred Compensation account balance	Approximately $3,000,000
Consulting fees	$552,500 and on achievement of Company Fiscal 2012 performance goals up to an additional $1,657,500

Mr. O’Donnell has been provided access to participate in a retiree health insurance program assuming he pays the full cost of premiums for coverage, and is eligible for the employee discount available to all employees of the Company for his remaining lifetime. Mr. O’Donnell’s outstanding restricted stock awards continue to vest during retirement without proration, his performance shares continue to vest subject to achievement of Company performance goals, and his outstanding unvested stock options continue to vest and remain exercisable for one year following the date of vesting.

On January 30, 2012, Mr. Hanson became our Chief Executive Officer and a member of our Board of Directors. Mr. Hanson joined our Company from Levi’s where he most recently served as Global President of the Levi’s Brand. Frederick W. Cook & Co. Inc., the independent compensation consultant to the Compensation Committee, worked with the Compensation Committee to formulate an appropriate compensation arrangement for Mr. Hanson. Mr. Hanson’s compensation package was structured to buy-out existing incentives and equity that he forfeited upon resignation through sign-on compensation and to deliver a competitive annual compensation opportunity. 100% of the equity make-whole award to Mr. Hanson requires continued service in order for him to earn it. Approximately 50% of the equity make-whole award is in the form of stock options which will result in realized value to Mr. Hanson only if the price of the Company’s stock increases after the date of grant. Per the terms of his Employment Agreement, Mr. Hanson received the following compensation:

Sign-On Compensation

Cash Bonus	$3,339,000
Deferred Compensation Company Contribution	$300,000
Restricted Stock Unit (grant date value)	$2,500,000
Stock Options (grant date value)	$2,500,000

Fiscal 2012 Compensation

Base Salary	$1,030,000
Target Bonus (130% of base salary)	$1,339,000
Annual Restricted Stock Grant	$1,440,000
Annual Performance Shares Grant	$1,760,000

In connection with the Chief Executive Officer transition, the Board of Directors asked Jay L. Schottenstein, Chairman of the Board of Directors and former Chief Executive Officer of the Company, to devote additional time to the Company’s business and to work with and advise Mr. Hanson in his new role. As a result of the increased time commitment associated with Mr. Schottenstein’s expanded role, the Board determined to revise his position from an independent Non-Executive Chairman to the Executive Chairman of the Board of Directors effective January 30, 2012.

In this new position, Mr. Schottenstein will receive the following compensation for his services, compared to his previous position:

Fiscal 2012 Compensation (Executive Director)

Base Salary	$500,000
Target Bonus (100% of base salary)	$500,000
Performance Shares Grant	$500,000

Fiscal 2011 Compensation (Non-Executive Director)

Fees	$275,000
Stock Awards	$200,000

Approximately 95% of the increase in Mr. Schottenstein’s remuneration is in the form of performance-based compensation.

Compensation Program Changes

In addition to the factors described above, the Compensation Committee monitors the results of the annual advisory say-on-pay proposal as well as institutional advisor and shareholder feedback. The Committee considers this feedback, as one of many aspects, in connection with their review of annual executive compensation, when making executive hiring decisions and when evaluating plan design.

The following changes have been adopted for Fiscal 2012 and are a result of the Company’s continuing efforts to adhere to corporate governance best practices, limit fixed compensation expenses and in consideration of the results of the say-on-pay advisory vote:

●	a one-year suspension of merit increases for Vice Presidents and above;

●
implementation of a change to the design of the Restricted Stock Unit award program whereby acceleration to full vesting occurs only at maximum level performance (rather than at target level performance);

●	adjustment to the weighting of performance metrics for the Annual Incentive Bonus to 60% on Adjusted Net Income and 40% on Comparable Store Sales (from 50%/50%);

●	incorporation of a third performance metric, earnings before interest and taxes, into the overall compensation program; and

●
an overall reduction of Chief Executive Officer compensation package expense by 42% at target level performance as a result of the Chief Executive Officer succession by Mr. Hanson effective for Fiscal 2012.

Following an extensive executive compensation analysis and benchmark project during Fiscal 2010, the following changes were implemented effective for Fiscal 2011:

●
adjustments to Mr. O’Donnell’s compensation package consisting of a reduction of total equity grant value by 50% (resulting in a 37.2% reduction in target total compensation) and reallocating the entire equity grant into the long-term, three-year Performance Share Plan;

●	elimination of Stock Options as an element of the executive compensation plan in order to allocate more of the NEO’s equity-based compensation into performance-based awards;

●
the equity mix for senior executives, including the NEOs, was altered to shift a greater percentage of overall equity into performance-based elements. This resulted in a majority of the NEO’s total equity awards being issued under the long-term, three-year Performance Share Plan; and

●
redesign of our long-term performance plan, the Performance Share Plan, so that performance is measured cumulatively over a three year period with vesting determined at the end of the performance period.

The following adjustments were made in Fiscal 2010 to further align the interests of our NEOs with the long-term interests of our stockholders as well as to focus operational strategies and objectives on two key metrics:

●
aligned the elements and equity mix of Mr. O’Donnell’s and Mr. Markfield’s compensation packages with the other NEOs’ compensation program by replacing the Long-term Incentive Cash Plan “LTICP” with Performance Shares and issuing Restricted Stock Units; and

●	measuring performance of the annual incentive bonus against two critical operational metrics (previously one metric).

The executive compensation program was substantially redesigned in Fiscal 2009 with the following changes:

●	eliminated the LTICP for all NEOs other than the Mr. O’Donnell and Mr. Markfield (due to contract terms which were negotiated prior to the plan changes taking effect);

●	established an annual Restricted Stock Unit award that vests proportionately over three years but may accelerate to fully vest in the first year based on achievement of a target performance goal;

●	established an annual Performance Share award that vests based on performance achieved against a long-term, year three goal; and

●	reduced the overall compensation opportunity for our NEOs.

Overview

Role of Our Compensation Committee

Our Compensation Committee reviews and approves annual base salaries and other compensation of our NEOs and makes awards and other decisions relating to the Company’s 2005 Amended Plan. The Compensation Committee also reviews and approves, where applicable, others aspects of executive compensation. Furthermore, the Compensation Committee reviews and approves changes to the Company’s compensation peer group, as deemed appropriate, taking into consideration suggestions made by Mr. O’Donnell and, effective for Fiscal 2012, Mr. Hanson.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each element of executive compensation for the NEOs, excluding himself. The Chief Executive Officer considers brand and individual performance in his recommendations to the Compensation Committee with regard to grants of equity for all executives including the NEOs. However, adjustments suggested by the Chief Executive Officer must not result in an expansion of the overall grant value pools under any circumstances. The Compensation Committee makes the final determination of individual equity awards taking into consideration the Chief Executive Officer’s recommendations. During Fiscal 2011, Mr. O’Donnell did not recommend adjustments to target awards for any executives, including the NEOs.

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Committee. In accordance with this authority, during Fiscal 2011, the Compensation Committee continued to retain the services of Frederic W. Cook & Co., Inc. as its primary outside independent compensation consultant to advise on all matters related to Chief Executive Officer and other executive compensation. The services provided by Frederic W. Cook & Co., Inc. are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. Representatives of Frederic W. Cook & Co., Inc. attended four of the five Compensation Committee meetings during Fiscal 2011. Frederic W. Cook & Co., Inc does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

For Fiscal 2011, the Compensation Committee primarily engaged consultants from Frederic W. Cook & Co., Inc. to provide guidance and insights relative to changes to the executive compensation program for Fiscal 2011 and Fiscal 2012 and to provide guidance on the compensation structure and components for the new Chief Executive Officer’s compensation package.

Under the direction of the Compensation Committee, Frederic W. Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is fully informed with regard to emerging best practices and market trends. This ensures that proposals developed by management consider the marketplace, the Company’s overall compensation objectives and the objectives of stockholders. Representatives from Frederic W. Cook & Co., Inc. also advise senior management and the Committee on Company peer group make-up and proposed changes.

Management engages the Hay Group, Inc. as needed to provide market data and analysis with regard to competitive market compensation rates. This data is used as a supplement to that provided to the Compensation Committee by Frederic W. Cook & Co., Inc. and helps to fully inform the Committee with regard to market compensation rates.

Compensation Program Objectives

We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

●
Performance—We endeavor to align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value. Our compensation program includes significant performance based remuneration and is designed for our executives to have a similar or larger portion of their total compensation “at risk” based on Company performance than our peer companies. We believe this feature creates a meaningful incentive to achieve challenging, yet realistic, performance objectives. In addition, our program features a substantial equity component in order to align executive interests with the interests of our stockholders and retain executive talent through a multi-year vesting schedule. These features ensure that actual compensation varies above or below the targeted compensation opportunity based on the degree to which performance goals are attained and changes in stockholder value over time.

●
Competitiveness—We structure executive compensation to be competitive relative to a group of specialty retail peers. We target total compensation opportunity at the 75th percentile, on average, of our peer group in recognition of our emphasis on performance-based compensation and the fact that we are near the 75th percentile of the peer group based on size, as measured primarily by annual revenue. Target total compensation for individual NEOs deviates above or below the 75th percentile based on a variety of factors, including the executive’s skill set and experience relative to the market peers, historic performance, and the criticality of each position to the Company.

●
Affordability—We design our compensation program to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained. In addition, we structure our incentive plans to maximize financial efficiency by establishing programs that are tax deductible, accounting efficient and by making performance based payments only to the extent that underlying performance supports the expense.

●
Simplicity—We have endeavored to create a simple, straight-forward compensation program; one that our associates and stockholders can easily understand. This approach allows our associates to focus on the goals which both drive our business results and determine the performance-based incentive payout.

Compensation Program Elements

Our executive compensation program is designed to place a considerable amount of pay at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment. Our executive compensation plan design has four key elements:

●	Base Salary

●	Annual Incentive Bonus

●	Restricted Stock Units (“RSUs”)

●	Performance Shares (“PS”)

The Annual Incentive Bonus was entirely “at risk” based on the Company’s performance during Fiscal 2011 and therefore subject to forfeiture if the Company did not achieve threshold performance goals. Performance Shares are also entirely “at risk” and subject to forfeiture if the Company does not achieve the three-year threshold performance goals by the close of the fiscal year ended February 1, 2014 (“Fiscal 2013”), as described below. At threshold performance, in Fiscal 2011, Mr. O’Donnell’s total annual compensation opportunity declined by 47% relative to target performance. The other NEOs’ total annual compensation opportunity declined by an average of 45% at threshold relative to target performance. Company performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary and RSUs.

Our compensation program is intended to ensure that a similar or larger portion of our executives’ total compensation is “at risk” and varies based on Company performance than our peer companies. For Fiscal 2011, Mr. O’Donnell had approximately 82% of his total compensation at risk and the remaining NEOs had approximately 58% of their total compensation at risk. Elements of our executive compensation program which we consider “at risk” are described further below in the “Compensation Program Elements” section.

The portion of total pay attributable to long-term incentive compensation and equity compensation increases at successively higher levels of management. This philosophy ensures that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Base Salary

Base salary provides a baseline compensation level that delivers current cash income to the NEOs and reflects his or her job responsibilities, experience and value to the company. To aid in attracting and retaining high quality executives, salaries for our NEOs are generally targeted and paid on average at the 75th percentile of our peer group to reflect the Company’s large size relative to the peer group as measured by annual revenue, the highly competitive climate that exists for recruiting available talent in the apparel industry and the performance-based nature of the other elements of the direct compensation program. Salaries are set at an appropriate level in order to discourage executives from taking excessive risk to maximize the annual cash incentive as a means to ensure enough cash compensation to meet their living needs. We review base salaries in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year. Individual salaries range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential, leadership qualities and unique skill sets. For Fiscal 2012, the Company has instituted a one year suspension of merit increases for Vice Presidents and above.

Annual Incentive Bonus

We structure the Annual Incentive Bonus to encourage the achievement of competitive annual performance targets and to recognize and reward short-term Company performance. The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of the Company’s financial position, improvement in overall operations, and increases in stockholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level and individual performance. This approach places a proportionately larger percentage of total annual pay at risk for our executives relative to position level and ensures that accountability is directly proportionate to each executive’s role and responsibility. During Fiscal 2011, the target award opportunity for our Chief Executive Officer was equal to 130% of his base salary and the target award opportunities for our other NEOs ranged from 70% to 100% of their respective base salary. Annual Incentive Bonus payouts fluctuate based upon Adjusted Net Income and Comparable Store Sales results, with actual payments ranging from 0% of the targeted percentage amount for below threshold performance, to 25% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if the Company achieves goals that are substantially above our business plan for the fiscal year (the “Compensation Goals”). Refer to the “Fiscal 2011 Performance Metrics” section below for a description of the Fiscal 2011 Annual Incentive Bonus metrics. During Fiscal 2011, 50% of target payouts were earned based upon an increase in Comparable Stores Sales of 3%, which was the target performance level; there was no payout for Adjusted Net Income achieved, which was below the threshold performance level.

Equity Awards

Equity compensation is designed to align executive compensation with long-term Company performance. The Company utilizes a combination of time-based RSUs and performance-based RSUs, to focus management on corporate performance and sustainable earnings growth. The overall plan design has a heavy emphasis on restricted stock units to support our retention and performance objectives and provide a better balance of the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value. Total equity grant values are pre-determined based upon the framework of the executive compensation plan design.

During Fiscal 2011, Mr. O’Donnell did not recommend adjustments to target awards for any executives including the NEOs.

Restricted Stock Units (RSUs): We determine the number of RSUs based on the overall dollar value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid to the extent the RSUs vest.

RSU awards represent approximately 45% of the value of a NEO’s overall equity awards (0% for the Chief Executive Officer and Vice Chairman, Executive Creative Director). Annual RSU grants vest proportionately over three years from the grant date assuming continued employment but may accelerate to fully vest in the first year (on the Compensation Committee certification date) based on achievement of a pre-established target annual Adjusted Net Income goal which is described below. The performance acceleration feature of the RSU award is intended to focus participants on achievement of the annual goals and is a distinctive feature of the Company’s compensation plan to enhance recruitment and engagement. If the annual goals are not achieved, the RSUs serve as a retention tool.

An RSU award recipient cannot earn more than 100% of the award and, unlike the Annual Incentive Bonus, above-target performance does not result in receipt of additional shares of RS vested. Based on Fiscal 2011 Adjusted Net Income of $168 million, which was below the threshold performance level, there was no acceleration of vesting. Based on service requirements, one-third of the target RSUs granted during Fiscal 2011 were earned and vested. The remaining units will vest proportionately in 2013 and 2014 on the anniversary of the grant date.

Performance Shares (PS): PS were established as a long-term incentive to replace the LTICP. PS, issued as RSUs, represent approximately 55% of the value of a NEO’s overall long-term incentive/equity (100% for Chief Executive Officer and Vice Chairman, Executive Creative Director). We determine the number of target PS based on the overall dollar value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on the PS are reinvested in additional RSUs and paid out to the extent the PS vest.

Annual PS grants feature cliff vesting at the end of a three year performance period. PS vest upon achievement of pre-established three-year cumulative Earnings per Share (“EPS”) goals as further described below. Beginning in Fiscal 2011, a dual approach to determine vesting was instituted. Overall vesting of Performance Shares is based upon the level of attainment of cumulative three year EPS. However, achievement of a single year EPS target “locks” in 20% vesting for the given year. The single year “lock-in” feature serves as a retention tool, focuses participants on the annual goals and facilitates achievement of the long-term objectives. In all cases, vesting will occur at the end of the three year performance period.

If threshold performance is not met, the award does not vest and all shares are forfeited, except in the event that single year targets are achieved resulting in partial vesting. Vesting based on the cumulative three year goal ranges from 0% of the target amount for below threshold performance, to 50% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if the Company achieves goals that are substantially above our business plan for the performance period. In the event of termination of employment, executives who signed a RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property agreement, may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of days of service in the performance period as of their separation date.

The table below describes key features of our Restricted Stock Units & Performance Shares award programs:

	Timing	Grant Date/Grant Price	Approval
New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.
New hire/Promotion award amounts are determined by our Chief Executive Officer based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $250,000, the Compensation Committee must approve the award.

Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of on the grant date is the grant the new fiscal year.

Non-Qualified Stock Options (NSO): In an effort to increasingly align the compensation program with governance best practices related to equity at risk, beginning in Fiscal 2011, NSOs were eliminated as a component of the Executive Compensation program.

For Fiscal 2009, Mr. Markfield was awarded performance-based NSOs that would vest proportionately over three years, with a seven year term. The performance-based nature of the grant was established to focus our Vice Chairman, Executive Creative Director on specific areas of the business for Fiscal 2009 and overall Company goals in subsequent years. At the time of grant, the Compensation Committee established annual performance goals for each vesting year: Fiscal 2009 vesting would be measured against individual performance goals while Fiscal 2010 and Fiscal 2011 would be measured against the Company’s financial performance goals. Upon achievement of the annual pre-determined performance goals for Fiscal 2009, Fiscal 2010 and Fiscal 2011, one third of the original grant would vest each year. Based on Fiscal 2011 performance results, the third and final tranche of the NSO award was not earned and was forfeited. Over the three year performance period, one-third of the original award was earned and vested and two-thirds was not earned and was forfeited.

Ownership Requirements: The Company has developed share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate a specific level of ownership, the Company’s compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to realized gains. Effective with stock award grants beginning in Fiscal 2006, the Company instituted a requirement for certain senior executives, including the NEOs, to hold the equivalent value equal to one times their current salary in company stock. Mr. O’Donnell had an ownership requirement of five times his current salary ($8.5 million) and Mr. Markfield has an ownership requirement of three times his current salary ($2.85 million). Ownership requirements are adjusted for increases in annual salary as necessary. This requirement can be met through various forms of equity: vested stock options; vested restricted stock; Employee Stock Purchase Plan shares; or personal holdings.

Until the ownership requirements are satisfied, the executive must hold half of his or her after-tax gains from any sale of grants from Fiscal 2006 and beyond of the Company’s stock. The Chief Executive Officer considers compliance with the ownership requirements when recommending annual equity awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in Company stock, he or she jeopardizes eligibility for future stock grants or awards.

Clawback Policy: Recovery and Adjustments to Awards: The Compensation Committee believes that it is appropriate that the Company’s equity awards and incentives be subject to financial penalties or clawback in the event of misconduct. Pursuant to the 2005 Amended Plan, equity awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: restatement of financial statements; conflicts of interest; non-solicitation; confidential or proprietary information; and cooperation on legal matters. Forfeiture events are applicable during active employment and during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date one-year prior to either (a) the forfeiture event or (b) the termination date.

Annual Award Pool

We established a performance-based Annual Award Pool (the “Award Pool”) for NEOs who are subject to Internal Revenue Code Section 162(m) (which does not include the Chief Financial Officer). At the beginning of each fiscal year, the Compensation Committee establishes annual performance goals for the Award Pool based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). Achievement of the performance goal determines the maximum amount payable as cash awards and/or grants of time-based restricted stock awards to the NEOs. The following maximum award levels were established during Fiscal 2011 as a percent of EBITDA, in each case subject to the 2005 Amended Plan maximum of $5 million per person and further subject to the exercise of negative discretion by the Compensation Committee to reduce the maximum award:

●	James V. O’Donnell, Chief Executive Officer	1.50% of actual EBITDA

●	Roger S. Markfield, Vice Chairman, Executive Creative Director	1.25% of actual EBITDA

●	Fredrick W. Grover, EVP, Brand Merchandising, Marketing & AE Direct	0.35% of actual EBITDA

●	Thomas A. DiDonato, Executive Vice President, Human Resources	0.35% of actual EBITDA

During Fiscal 2011 and Fiscal 2012, the Company granted time-based RSUs to the NEOs pursuant to the Award Pools based on the achievement of the respective Fiscal 2010 and Fiscal 2011 performance goals. There have been no awards of cash incentives to NEOs under the Award Pools.

Executive Perquisites

Executive perquisites, which are disclosed below in the “Summary Compensation Table” section, are not a significant component of our executive compensation program.

Fiscal 2011 Performance Metrics

For Fiscal 2011, the Compensation Committee chose two performance metrics to develop goals for awarding the Annual Incentive Bonus and possible accelerated full vesting of the RSUs. The goals, Adjusted Net Income and Comparable Store Sales, were equally weighted to reflect their shared importance in the operational success of the business. The Annual Incentive Bonus is contingent upon the achievement of specific Adjusted Net Income and Comparable Store Sales goals while the accelerated full vesting of the RSUs in the first year (on the Compensation Committee certification date) is contingent upon the achievement of a specific Adjusted Net Income goal. The long-term, three year performance-based PS goals are developed and measured against EPS. The Compensation Committee has chosen Adjusted Net Income, Comparable Store Sales and EPS as the key performance metrics because they reflect the Company’s success in managing its core operations, growing the business and driving sustained increases in profit. We believe that Adjusted Net Income, Comparable Store Sales and EPS reflect all aspects of performance, including top-line revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we believe that these targets encourage management to focus on top- line sales and regaining market share, without having performance-based compensation impacted by extraordinary, unusual, or infrequent items (as described in the definition of Adjusted Net Income above). These metrics, and the goals described below, reflect our focus on growth in all brands, while also recognizing the difficult economic climate, including the challenges that impacted specialty retail beginning in 2008. As part of the plan design for Fiscal 2011, the Compensation Committee had negative discretion (i.e., authority to reduce the amount otherwise payable based on achievement of the performance goals) on any incentive payments based on overall operating results. Overall operating results are considered a reflection of leadership’s ability to drive strategy and impact top and bottom-line growth. During Fiscal 2011, the Committee did not exercise negative discretion for any executive awards, including the NEOs.

Our Compensation Committee establishes specific performance metrics for each performance-based compensation element at the beginning of the respective fiscal year based on a variety of factors, including but not limited to: internal budget; investor expectations; peer results; the Company’s prior year performance; upcoming fiscal year business plan; and strategic initiatives.

The Compensation Committee established the following goals for Fiscal 2011. Except as otherwise noted, the Company measured Adjusted Net Income and Comparable Store Sales against prior year Adjusted Net Income and Comparable Store Sales.

●	Annual Incentive Bonus:

° 50% based on Adjusted Net Income: $180 million at Threshold, $210 million at Target, and $235 million or greater at Maximum.

° 50% based on Comparable Store Sales: 0% at Threshold, +3% at Target, and +5% or greater at Maximum.

●	RSUs: $210 million Adjusted Net Income for accelerated full vesting on the Compensation Committee certification date.

●	PS awards (3-year cumulative) with a performance period ending Fiscal 2013: $2.85 EPS at Threshold, $3.17 EPS at Target and $3.25 EPS at Maximum.

●
PS awards (single-year) with a performance period ending Fiscal 2013: Fiscal 2011 = $1.00 EPS (reflecting -4% annual growth), Fiscal 2012 = $1.06 EPS (reflecting 6% annual growth) and Fiscal 2013 = $1.11 EPS (reflecting 5% annual growth).

●	Annual Award Pool: Positive EBITDA.

●	Performance-based NSOs for Mr. Markfield (vesting of 3rd tranche): Specific goals regarding comparable store sales for the women’s business and EPS for the fiscal year.

The above targets are aligned with our business strategy and with our status as a growth company. Fiscal 2011, Adjusted Net Income was below threshold at $168 million and Comparable Store Sales were on target at three percent (3%), and as a result there were payouts under the Annual Incentive Bonus (based on Comparable Store Sales) at 50% of target and no accelerated vesting of RSUs. Based upon achieved EPS for Fiscal 2011 of eighty-six cents ($0.86), the single-year PS “lock-in” target was not achieved.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

●	Talent—Companies with which we compete for executive-level talent.

●	Size—Companies within the specialty retail industry with comparable revenue.

●	Comparability—Companies with which we compete for customers and investors.

For Fiscal 2011, the Company used a peer group of specialty retailers consisting of the following component companies. (Note: company name followed by stock ticker symbol in parenthetical):

●	Abercrombie & Fitch Co. (ANF)	●	J. Crew Group, Inc. (JCG)

●	Aeropostale, Inc. (ARO)	●	Limited Brands, Inc. (LTD)

●	AnnTaylor Stores Corp. (ANN)	●	New York & Company, Inc. (NWY)

●	Chico’s FAS, Inc. (CHS)	●	Pacific Sunwear of California Inc. (PSUN)

●	Dick’s Sporting Goods, Inc. (DKS)	●	Polo Ralph Lauren (RL)

●	Gap, Inc. (GPS)	●	Quiksilver, Inc. (ZQK)

●	Guess ?, Inc. (GES)	●	Talbots, Inc. (TLB)

●	Hot Topic, Inc. (HOTT)	●	Urban Outfitters, Inc. (URBN)

In terms of size, our revenue and market capitalization fall between the median and 75th percentile of the peer group companies.

We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as necessary. For Fiscal 2011, there were no changes to the peer group.

Timing of Equity Awards

Although the Company does not have a formal policy relating to the timing of equity awards and the release of material non-public information, the Company does utilize a consistent approach to selecting both the grant dates and the terms of equity awards as described above. The Company makes annual equity grants in the first quarter of the fiscal year. For the past seven years, the grant date for restricted stock and RSUs was the Compensation Committee meeting date during which earnings were certified for the prior fiscal year (scheduled approximately one year in advance). The Fiscal 2011 NSOs were also granted on the Compensation Committee meeting date. It is the Company’s intention to continue the practice of setting the equity award grant date on the Compensation Committee meeting date (during which time prior year financial results are certified).

Employment Agreements

Variations for NEOs with Employment Agreements

Mr. O’Donnell was and Mr. Markfield is employed pursuant to individual employment agreements which were separately negotiated with the Compensation Committee. These individual agreements provide an overall compensation package that may compare more favorably to market practice than the target competitive positioning for other NEOs based on individual circumstances and the criticality of retaining these key leaders. However, the general design and administration of the primary compensation elements are similar to those provided to other NEOs thus aligning our governing philosophy and objectives regarding executive compensation.

Context for Changes to Employment Agreements

As discussed in detail in the Fiscal 2009 Proxy, the Company entered into negotiations with Mr. Markfield (Fiscal 2008) and Mr. O’Donnell (Fiscal 2009) regarding the terms of their employment agreements with the Company. Mr. Markfield’s contract was executed on January 13, 2009 (effective for Fiscal 2009) and Mr. O’Donnell’s contract was executed January 11, 2010 (effective for Fiscal 2010).

For Fiscal 2010, the equity compensation components and mix for Mr. O’Donnell and Mr. Markfield were adjusted to align with those of the other NEOs. As a result they were issued RSUs, PS, and NSOs, as described above.

For Fiscal 2011, the equity compensation components and mix for Mr. O’Donnell and Mr. Markfield were further adjusted to align the compensation program with governance best practices related to equity at risk. As a result, Mr. O’Donnell’s and Mr. Markfield’s equity was solely delivered in PS, as described above.

Severance and Change of Control Payments

Our NEOs are entitled to receive severance payments and other benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the NEO and the Company. Agreements providing for severance and change in control payments assist the Company in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve valuable Company assets by imposing upon the executive’s non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change of control benefits, please refer to the proxy section below entitled “Post-Employment Compensation”.

During Fiscal 2009, the Compensation Committee approved a Change in Control (“CIC”) plan which provides for CIC agreements (the “CIC Agreement”) with certain executives, including each of the NEOs. The objectives of the CIC plan are to motivate executives to continue to work for the best interests of the Company and its stockholders in a potential CIC situation. In the event of a CIC, any and all common shares (i.e., options, restricted shares, performance shares or other forms of securities issued by the Company and beneficially owned by the executive) that are unvested, restricted or subject to any similar restriction shall vest and become exercisable, or such restrictions shall lapse. Additionally, the CIC Agreement contains double-trigger change in control provisions (i.e., the CIC plan provides severance and other benefits only if the executive’s employment terminates under limited circumstances within eighteen months following a CIC).

Upon the termination of their employment by the Company (for any reason other than “for cause” as defined under their respective employment agreements), Mr. O’Donnell and Mr. Markfield are each eligible to receive post-employment cash payments (in addition to other benefits) under the terms of their employment agreements, in recognition of their years of service with the Company and their valuable contributions during their tenure. Mr. O’Donnell will receive a retirement benefit equal to his total cash compensation (annual base salary plus annual incentive bonus) for the highest compensated fiscal year in the seven fiscal years prior to his termination of employment. Mr. Markfield will receive a fixed annual renewal term benefit for three years during which time he will be available to management and the Board of Directors as a consultant. For a description and quantification of these severance and change in control benefits, please refer to the proxy section below entitled “Post-Employment Compensation”.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s Chief Executive Officer and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer) only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m).

Additionally, Section 409A of the Internal Revenue Code governs our ability to establish the time and form of payment under our nonqualified deferred compensation arrangements. We believe that we have been operating our nonqualified deferred compensation arrangements in good faith compliance with Section 409A and the guidance available thereunder in effect since January 1, 2005.

EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for each of the last three fiscal years of the Company’s (1) Principal Executive Officer; (2) Principal Financial Officer; and (3) the three other most highly compensated executive officers who were serving at the end of Fiscal 2011 presented for the periods during which they were an executive officer, ranked by their total compensation as listed in the table below.

Summary Compensation Table

					Non-Equity
		Base	Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
	(1)		(2)	(3)	(4)	(5)
James V. O’Donnell	2011	$1,700,000	$5,700,000	$—	$1,126,669	$5,878,094	$14,404,763
Former Principal	2010	$1,700,000	$6,839,999	$—	$612,817	$62,161	$9,214,977
Executive Officer	2009	$1,600,000	$8,560,151	$4,560,000	$3,175,541	$51,063	$17,946,755

Roger S. Markfield	2011	$950,000	$4,651,979	$—	$484,179	$6,412	$6,092,570
Vice Chairman and	2010	$950,000	$3,420,008	$1,231,975	$267,441	$14,761	$5,884,185
Executive Creative Director	2009	$850,000	$1,000,003	$3,143,970	$1,247,896	$11,025	$6,252,894

Fredrick W. Grover (6)	2011	$608,677	$1,000,002	$—	$243,470	$17,518	$1,869,667
EVP - Brand Merchandising,	2010	$540,750	$600,001	$400,003	$94,798	$27,162	$1,662,714
Marketing and AE Direct

Joan Holstein Hilson	2011	$599,134	$1,000,002	$—	$225,087	$11,817	$1,836,040
Principal Financial	2010	$571,650	$600,001	$400,003	$100,136	$14,146	$1,685,936
Officer	2009	$549,092	$600,002	$399,986	$407,316	$11,025	$1,967,421

Thomas A. DiDonato	2011	$520,981	$1,000,002	$—	$182,548	$18,846	$1,722,377
Former EVP – Human	2010	$506,374	$600,001	$400,003	$88,745	$26,696	$1,621,819
Resources	2009	$491,625	$600,002	$399,986	$374,788	$22,525	$1,888,926

(1)	2011, 2010 and 2009 refer to the fifty-two week periods ended January 28, 2012, January 29, 2011 and January 30, 2010, respectively.

(2)
The value of the stock awards included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in the Company’s Fiscal 2011 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” table for additional information regarding the vesting parameters that are applicable to these awards.

The maximum value of the restricted stock awards at the date of grant was as follows:

	Fiscal	Fiscal	Fiscal
	2011	2010	2009
James V. O’Donnell	$8,550,000	$8,265,001	$8,560,151
Roger S. Markfield	$6,977,969	$4,132,509	$1,000,003
Fredrick W. Grover	$1,275,002	$725,004	$—
Joan Holstein Hilson	$1,275,002	$725,004	$725,002
Thomas A. DiDonato	$1,275,002	$725,004	$725,002

(3)
The value of the time based NSO awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 12 of the Consolidated Financial Statements contained in the Company’s Fiscal 2011 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” Table for additional information regarding the vesting parameters that are applicable to these awards.

(4)	Non-equity incentive plan compensation includes the following for each of 2011, 2010 and 2009:

	Mr.	Mr.	Mr.	Ms.	Mr.
	O’Donnell	Markfield	Grover	Hilson	DiDonato
Fiscal 2011:
Annual incentive bonus	$1,105,000	$475,000	$243,470	$225,087	$182,548
LTICP investment gains	21,669	9,179	—	—	—
Total:	$1,126,669	$484,179	$243,470	$225,087	$182,548
Fiscal 2010:
Annual incentive bonus	$552,500	$237,500	$94,631	$100,039	$88,615
LTICP investment gains	60,317	29,941	167	97	130
Total:	$612,817	$267,441	$94,798	$100,136	$88,745
Fiscal 2009:
Annual incentive bonus	$2,000,000	$765,000	$—	$384,364	$344,138
LTICP award (a)	1,000,000	382,500	—	—	—
LTICP investment gains	175,541	100,396	—	22,952	30,650
Total:	$3,175,541	$1,247,896	$—	$407,316	$374,788

(a)
Pursuant to the Company’s executive compensation program, the Company eliminated the LTICP for all NEOs during Fiscal 2009 excluding Messrs. O’Donnell and Markfield due to contract terms which were negotiated prior to the plan changes taking effect.

(5)	Amount represents total perquisites and personal benefits for each NEO.

For Mr. O’Donnell, amount consists of $3,600,000 for a retirement benefit pursuant to his Employment Agreement dated January 11, 2010; $1,635,000 in severance and $552,500 in consulting fees related to his Succession Agreement as described below in the “Post Employment Compensation” section; $69,317 for commuting benefits, including car services and use of the company and chartered aircraft; $13,786 for a car benefit and $7,491 for employer contributions to the 401(k) plan. If the Company achieves certain performance goals for Fiscal 2012, Mr. O’Donnell is eligible to receive up to an additional $1,657,500 in consulting fees. The incremental cost of use of the company aircraft is calculated based on the variable costs to the company, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips are excluded.

For Messrs. Markfield, Grover and DiDonato, amount consists of a car benefit and employer contributions to the 401(k) plan. For Ms. Hilson, amount consists of employer contributions to the 401(k) plan. In addition to the aforementioned benefits, the Company also pays attorneys fees related to the preparation and filing of NEO stock ownership forms with the SEC.

(6)	Mr. Grover served as a non-executive officer employee of the Company until June 2010.

Grants of Plan-Based Awards

									All Other Stock Awards: Number of Shares of Stock or Units (#)
										All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James V. O’Donnell	(1)	N/A	$552,500	$2,210,000	$4,420,000	—	—	—	—	—	—	—
	(2)	3/1/11	$—	$—	$—	189,747	379,494	569,241	—	—	—	$5,700,000

Roger S. Markfield	(1)	N/A	$237,500	$950,000	$1,900,000	—	—	—	—	—	—	—
	(2)	3/1/11	$—	$—	$—	154,860	309,719	464,579	—	—	—	$4,651,979

Fredrick W. Grover	(1)	N/A	$125,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	(2)	3/1/11	$—	$—	$—	18,309	36,618	54,927	—	—	—	$550,002
	(3)	3/1/11	$—	$—	$—	—	29,960	—	—	—	—	$449,999

Joan Holstein Hilson	(1)	N/A	$112,544	$450,175	$900,350	—	—	—	—	—	—	—
	(2)	3/1/11	$—	$—	$—	18,309	36,618	54,927	—	—	—	$550,002
	(3)	3/1/11	$—	$—	$—	—	29,960	—	—	—	—	$449,999

Thomas A. DiDonato	(1)	N/A	$91,274	$365,095	$730,190	—	—	—	—	—	—	—
	(2)	3/1/11	$—	$—	$—	18,309	36,618	54,927	—	—	—	$550,002
	(3)	3/1/11	$—	$—	$—	—	29,960	—	—	—	—	$449,999

(1)
Amount represents the annual incentive cash bonus under the Company’s 2005 Amended Plan. The Compensation Committee established individual annual bonus targets under the 2005 Amended Plan as a target percentage of the respective participant’s base salary (ranging from 70% to 130%) in accordance with the Compensation Goals described more fully in the “Annual Incentive Bonus” section above. On February 28, 2012, the Compensation Committee certified that the Company had partially achieved its target level of Compensation Goals, resulting in a 50% payout of the target amount of the awards above.

(2)
Amount represents a grant of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2013. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(3)
Amount represents a grant of shares of time-based RSUs with a performance acceleration goal under the Company’s 2005 Amended Plan. On February 28, 2012, the Compensation Committee certified that the Company had not achieved the related performance goals and, as a result, one-third of the RSUs plus the respective dividends vested. The remaining two-thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
				Equity					Number	Value
				Incentive					of	of
				Plan			Number		Unearned	Unearned
				Awards:			of	Market	Shares,	Shares,
		Number	Number	Number			Shares	Value of	Units or	Units or
		of	of	of			or Units	Shares or	Other	Other
		Securities	Securities	Securities			of Stock	Units of	Rights	Rights
		Underlying	Underlying	Underlying			That	Stock	That	That
		Unexercised	Unexercised	Unexercised	Option		Have	That Have	Have	Have
		Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
		(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
James V. O’Donnell	(1)	929,051	—	—	$4.54	1/28/13	—	—	—	—
	(1)	456,585	—	—	$30.08	1/28/13	—	—	—	—
	(1)	301,982	—	—	$28.90	1/28/13	—	—	—	—
	(1)	325,259	—	—	$20.62	1/28/13	—	—	—	—
	(2)	679,249	339,626	—	$16.35	1/11/14	—	—	—	—
	(3)	—	—	—	—	—	—	—	167,544	$2,343,941
	(4)	—	—	—	—	—	—	—	571,336	$7,992,991

Roger S. Markfield		929,051	—	—	$7.86	4/15/12	—	—	—	—
		227,102	—	—	$4.54	3/4/13	—	—	—	—
		309,683	—	—	$17.23	5/16/15	—	—	—	—
	(5)	309,683	—	309,683	$8.65	2/2/16	—	—	—	—
		94,835	189,671	—	$16.91	3/2/17	—	—	—	—
	(4)	—	—	—	—	—	—	—	409,539	$5,729,451
	(6)	—	—	—	—	—	—	—	83,772	$1,171,970

Fredrick W. Grover		38,710	—	—	$16.45	2/28/13	—	—	—	—
		44,128	—	—	$28.90	3/6/14	—	—	—	—
		67,773	—	—	$20.62	3/5/15	—	—	—	—
		58,151	39,400	—	$8.65	2/2/16	—	—	—	—
		25,920	51,841	—	$16.91	3/2/17	—	—	—	—
	(7)	—	—	—	—	—	—	—	45,631	$638,378
	(8)	—	—	—	—	—	—	—	82,721	$1,157,267

Joan Holstein Hilson		85,163	—	—	$16.45	2/28/13	—	—	—	—
		48,816	—	—	$28.90	3/6/14	—	—	—	—
		72,974	—	—	$20.62	3/5/15	—	—	—	—
		78,796	39,400	—	$8.65	2/2/16	—	—	—	—
		25,920	51,841	—	$16.91	3/2/17	—	—	—	—
	(7)	—	—	—	—	—	—	—	45,631	$638,378
	(8)	—	—	—	—	—	—	—	82,721	$1,157,267

Thomas A. DiDonato		76,337	—	—	$16.45	2/28/13	—	—	—	—
		43,999	—	—	$28.90	3/6/14	—	—	—	—
		67,966	—	—	$20.62	3/5/15	—	—	—	—
		46,452	—	—	$21.19	7/2515	—	—	—	—
		78,796	39,400	—	$8.65	2/2/16	—	—	—	—
		25,920	51,841	—	$16.91	3/2/17	—	—	—	—
	(7)	—	—	—	—	—	—	—	45,631	$638,378
	(8)	—	—	—	—	—	—	—	82,721	$1,157,267

(1)	Pursuant to Mr. O’Donnell’s Succession Agreement dated January 19, 2012, amount represents outstanding stock options which shall be exercisable until one year after the Termination Date.

(2)
Pursuant to Mr. O’Donnell’s Succession Agreement dated January 19, 2012, amount represents outstanding stock options which shall be exercisable until one year after the vesting date when such options, which shall continue to vest, first become exercisable.

(3)
Pursuant to Mr. O’Donnell’s Employment Agreement dated January 11, 2010, amount represents two remaining tranches of a grant of time-based RSU awards which vest over three years. On March 2, 2012, 83,722 of the awards vested. Amount includes dividend equivalents which were awarded upon vesting. Pursuant to Mr. O’Donnell’s Succession Agreement dated January 19, 2012, outstanding restricted stock unit awards that have not been paid by delivery of stock prior to January 28, 2012, shall continue to be paid, without pro-ration, by delivery of stock in the same manner on the anniversary of the grant on the same schedule as if Mr. O’Donnell’s employment had not terminated.

(4)
For Messrs. O’Donnell and Markfield, amount represents two grants of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2012 and Fiscal 2013, respectively. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement for each year. Pursuant to Mr. O’Donnell’s Succession Agreement dated January 19, 2012, PS that have not been paid by delivery of stock prior to January 28, 2012 shall continue to vest, without pro-ration, and be paid on the same schedule by delivery of stock in the same manner upon vesting, to the extent that the performance goals established at the time of grant are met, as if Mr. O’Donnell’s employment had not terminated.

(5)
Pursuant to Mr. Markfield’s Employment Agreement dated January 13, 2009, amount represents a grant of NSOs with performance goals for one remaining tranche of 309,683 shares under the Company’s 2005 Amended Plan which is exercisable at the fair market value on the grant date. On February 28, 2012, the Compensation Committee certified that the Company had not achieved the related performance goals resulting in all of the remaining shares of the award being forfeited.

(6)
For Mr. Markfield, amount represents a grant of shares of time-based RSUs with a performance acceleration goal for two remaining tranches for two fiscal years under the Company’s 2005 Amended Plan. On March 2, 2012, 41,886 of the RSUs vested. Amount includes dividend equivalents which were awarded upon vesting.  The remaining shares of such RSU award will vest in accordance with its terms on the third anniversary of the grant date.

(7)
Amount represents two grants of shares of time-based RSUs with performance acceleration goals for two fiscal years under the Company’s 2005 Amended Plan. On February 28, 2012, the Compensation Committee certified that the Company had not achieved the performance goals for Fiscal 2011 resulting in 10,310 of the RSUs plus the respective dividends vesting. On March 2, 2012, 7,348 of the RSUs plus the respective dividends vested. The remaining shares of such RSU awards will vest in accordance with the terms on the second and third anniversaries, respectively, of the grant dates.

(8)
Amount represents three grants of PS under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s EPS results by the end of Fiscal 2011, Fiscal 2012 and Fiscal 2013, respectively. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement for each year. On February 28, 2012, the Compensation Committee certified that the Company had not achieved the Fiscal 2011 performance goals resulting in 29,166 of the shares being forfeited.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
James V. O’Donnell	—	—	81,133	$1,245,390
Roger S. Markfield	—	—	40,567	$609,322
Fredrick W. Grover	—	—	7,116	$106,886
Joan Holstein Hilson	—	—	7,116	$106,886
Thomas A. DiDonato	—	—	7,116	$106,886

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation program which allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed with the Company. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2011.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contribution	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
James V. O’Donnell (1)	$646,149	—	$35,382	—	$3,086,057
Roger S. Markfield (2)	—	—	$96,005	—	$2,515,230
Fredrick W. Grover	—	—	—	—	—
Joan Holstein Hilson	—	—	—	—	—
Thomas A. DiDonato	—	—	—	—	—

(1)	Mr. O’Donnell’s Fiscal 2011 contribution of $646,149 is reported in the Summary Compensation Table as Base Salary.

(2)	Mr. Markfield elected not to participate in the Company’s deferred compensation program during Fiscal 2011. The Fiscal 2011 earnings relate to contributions made in prior years.

Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 28, 2012 and a stock price of $13.99, our closing stock price on January 27, 2012. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

For a description of the Company’s change in control benefits, please refer to the section above entitled “Severance and Change of Control Payments”.

James V. O’Donnell

On January 19, 2012, the Company and James V. O’Donnell entered into a Succession Agreement. Per the Succession Agreement, Mr. O’Donnell resigned from his positions as Chief Executive Officer of the Company and as a member of the Company’s Board effective January 28, 2012 (the “Termination Date”). Mr. O’Donnell will receive various separation payments and benefits pursuant to the Succession Agreement and the Amended and Restated Employment Agreement between the Company and Mr. O’Donnell dated January 11, 2010 (the “O’Donnell Employment Agreement”), including: (i) Mr. O’Donnell’s earned but unpaid salary and bonus; (ii) his deferred compensation; (iii) a lump sum retirement benefit as specified in his Employment Agreement equal to $3,600,000 (the “Retirement Benefit”); (iv) his 2011 cash bonus based on the achievement of applicable performance goals; (v) severance equal to one year of his base salary less the accrued but unpaid cost of his personal use of the Company aircraft; (vi) a discount on Company merchandise generally applicable to active employees for Mr. O’Donnell and his spouse for their respective lifetimes; (vii) accrued but unused vacation; (viii) outstanding restricted stock unit awards (which will vest and be paid on same schedule that would apply if Mr. O’Donnell’s employment were not terminated); (ix) outstanding long-term performance restricted stock unit awards (which will vest, subject to the attainment of performance goals, and be paid on same schedule that would apply if Mr. O’Donnell’s employment were not terminated); (x) outstanding stock options (which will continue to vest on the same schedule that would apply if Mr. O’Donnell’s employment were not terminated). Mr. O’Donnell also will be entitled to: (i) retirement health insurance for himself and his dependents (with premiums paid by Mr. O’Donnell); (ii) his remaining account balance under the Company’s Long Term Incentive Cash Plan; and (iii) reimbursement for unpaid business expenses. In accordance with the O’Donnell Employment Agreement, Mr. O’Donnell must comply with the terms of any restrictive covenant in any arrangement in which he participates or to which he is party, including the two-year post-employment non-competition and non-solicitation restriction set forth in the O’Donnell Employment Agreement. Additionally, under the Succession Agreement, Mr. O’Donnell will perform general consulting services for the Company during Fiscal 2012. As payment for the consulting services, Mr. O’Donnell will receive a consulting fee of not less than $552,500 and not greater than $2,210,000, with the excess over $552,500, if any, based on attainment of the same performance goals set for other executves for the Company’s 2012 fiscal year.

Cash Payments
Severance (1)	$1,635,000
Retirement (2)	3,600,000
Fiscal 2011 Annual Cash Incentive Bonus (3)	1,105,000
Accrued but unused vacation (4)	109,724
LTICP (5)	347,083
Consulting fees (6)	552,500
Stock Option Vesting	—
RSU Vesting (7)	2,343,945
PS Vesting (8)	7,992,986
Total	$17,686,238

(1)
Pursuant to Mr. O’Donnell’s Succession Agreement, amount includes severance in an amount equal to one year of Mr. O’Donnell’s base salary less the unpaid cost of his personal use of the Company aircraft.

(2)
Pursuant to Mr. O’Donnell’s Succession Agreement, amount represents a retirement benefit equal to Mr. O’Donnell’s total cash compensation (base salary plus annual incentive bonus) for the highest compensated fiscal year of the prior seven fiscal years with certain limitations.

(3)	Pursuant to Mr. O’Donnell’s Succession Agreement, the Company is obligated to pay the Fiscal 2011 annual incentive bonus to the extent the performance goals were met.

(4)	Pursuant to Mr. O’Donnell’s Succession Agreement, the Company is obligated to pay any accrued but unused vacation.

(5)	Pursuant to Mr. O’Donnell’s Succession Agreement, the Company is obligated to pay the LTICP account balance.

(6)
Pursuant to Mr. O’Donnell’s Succession Agreement, the Company is obligated to pay a consulting fee of not less than $552,500 and not greater than $2,210,000, with the excess over $552,500, if any, based on the attainment of performance goals for the Company’s 2012 fiscal year.

(7)	Pursuant to Mr. O’Donnell’s Succession Agreement, the Company is obligated to continue to vest the outstanding restricted stock awards during retirement without proration.

(8)
Pursuant to Mr. O’Donnell’s Succession Agreement, the Company is obligated to vest any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded in March 2010 and 2011 at Target and assumes achievement of earnings per share performance goals for Fiscal 2012 and 2013, respectively. If the performance goals are not achieved, the PS will forfeit.

Roger S. Markfield

Mr. Markfield was employed during Fiscal 2011 pursuant to an employment agreement dated January 13, 2009 (the “Markfield Agreement”). Pursuant to the Markfield Agreement, Mr. Markfield will serve as a full-time employee until January 28, 2012 (the “Active Term”) and as a non-executive officer for a term of three years (the “Renewal Term”) following any termination of service during the Active Term. The Markfield Agreement provides for Renewal Term compensation of $1,343,000 per year. In the event of a termination by the Company for any reason other than “for cause” during the Active Term, the Markfield Agreement provides for (1) payment of a prorated portion of any incentive bonus and any long term incentive payment to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred; (2) vesting of a prorated number of restricted shares and option shares to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred; (3) full Renewal Term compensation payable over three years; and (4) payment of his LTICP account.

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control
Cash Payments
Base (1)	$—	$—	$—	$—	$2,850,000
Renewal term compensation (2)	4,029,000	4,029,000	4,029,000	—	4,029,000
Bonus (3)	475,000	475,000	475,000	—	950,000
LTICP (4)	132,755	132,755	132,755	—	132,755
Stock Option Vesting	—	—	—	—	—
Stock Award Vesting (5)	781,311	781,311	781,311	—	1,171,966
PS Vesting (6)	5,310,886	5,310,886	2,328,371	—	5,729,443
Total	$10,728,952	$10,728,952	$7,746,437	$—	$14,863,164

(1)
In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Markfield’s base salary and annual incentive bonus at Target.

(2)	Pursuant to Mr. Markfield’s employment agreement, amount represents Renewal Term compensation of $1,343,000 for three years.

(3)
Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Markfield’s annual incentive bonus at Target.

(4)	Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to pay the LTICP account balance.

(5)
Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(6)
Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded in March 2010 and 2011 at Target and assumes achievement of earnings per share performance goals for Fiscal 2012 and 2013, respectively. If the performance goals are not achieved, the PS will forfeit. Amount is prorated based on Mr. Markfield’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Fredrick W. Grover

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control

Cash Payments
Base (1)	$—	$—	$625,000	$—	$1,687,500
Bonus (2)	243,470	243,470	243,470	—	500,000
Stock Option Vesting (3)	210,396	210,396	—	—	210,396
RSU Vesting (4)	281,332	281,332	—	—	638,378
PS Vesting (5)	675,799	675,799	323,176	—	749,231
Total	$1,410,997	$1,410,997	$1,191,646	$—	$3,785,505

(1)
Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. Grover’s base salary and annual incentive bonus at Target.

(2)
Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Grover’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Mr. Grover’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 27, 2012.

(4)
Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(5)
Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded in March 2010 and 2011 at Target and assumes achievement of earnings per share performance goals for Fiscal 2012 and 2013, respectively. If the performance goals are not achieved, the PS will forfeit. Amount is prorated based on Mr. Grover’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Joan Holstein Hilson

Ms. Hilson is employed pursuant to an employment letter dated July 18, 2005. It provides for severance payments equal to up to one year of base salary in the form of salary continuation during a non-compete period.

	Death or Disability	Resignation	Termination w/out Cause	Termination for Cause	Change in Control
Cash Payments
Base (1)	$—	$—	$600,233	$—	$1,575,612
Bonus (2)	225,087	—	225,087	—	450,175
Stock Option Vesting (3)	210,396	—	—	—	210,396
RSU Vesting (4)	281,332	—	—	—	638,378
PS Vesting (5)	675,799	323,176	323,176	—	749,231
Total	$1,392,614	$323,176	$1,148,496	$—	$3,623,792

(1)
Pursuant to Ms. Hilson’s employment letter, amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Ms. Hilson’s base salary and annual incentive bonus at Target.

(2)
Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. Hilson’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Ms. Hilson’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 27, 2012.

(4)
Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(5)
Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded in March 2010 and 2011 at Target and assumes achievement of earnings per share performance goals for Fiscal 2012 and 2013, respectively. If the performance goals are not achieved, the PS will forfeit. Amount is prorated based on Ms. Hilson’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Thomas A. DiDonato

Mr. DiDonato is employed pursuant to an employment letter dated June 29, 2005. It provides for severance payments equal to up to one year of base salary in the form of salary continuation during a non-compete period.

	Death or		Termination	Termination	Change in
	Disability	Resignation	w/out Cause	for Cause	Control
Cash Payments
Base (1)	$—	$—	$521,565	$—	$1,329,991
Bonus (2)	182,548	—	182,548	—	365,096
Stock Option Vesting (3)	210,396	—	—	—	210,396
RSU Vesting (4)	281,332	—	—	—	638,378
PS Vesting (5)	675,799	323,176	323,176	—	749,231
Total	$1,350,075	$323,176	$1,027,289	$—	$3,293,092

(1)
Amount represents one year of base salary. In the event of a termination following a change in control (i.e., double-trigger), amount represents one and one half times the sum of Mr. DiDonato’s base salary and annual incentive bonus at Target.

(2)
Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Ms. DiDonato’s annual incentive bonus at Target.

(3)	Amount represents the “in the money” value of Mr. DiDonato’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 27, 2012.

(4)
Amount assumes that the Compensation Committee vested the outstanding time based RSU stock awards to the extent the service requirements were met. In the event of a change in control, the Company is obligated to vest any restricted stock awards outstanding.

(5)
Amount assumes that the Compensation Committee vested any PS outstanding to the extent the performance goals are met. Amount represents the PS awarded in March 2010 and 2011 at Target and assumes achievement of earnings per share performance goals for Fiscal 2012 and 2013, respectively. If the performance goals are not achieved, the PS will forfeit. Amount is prorated based on Mr. DiDonato’s service during the performance period. In the event of a change in control, the Company is obligated to vest any PS outstanding without proration.

Compensation Risks

The Company’s Internal Audit department completed an independent risk assessment of the current compensation and incentive plans in place across the Company. Internal Audit reviewed all applicable plan documentation and conducted interviews with key stakeholders to determine the level of risk created by plan design, maintenance, changes and execution, as well as, mitigating controls in place. Based upon their review, the Internal Audit department determined that the compensation programs, as designed and executed, appear to be not reasonably likely to have a material adverse effect on the Company. Their findings were presented to the Compensation Committee during the February 2012 meeting.

Upon review and analysis of the information provided by management, the Compensation Committee determined that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Committee considers the business and financial risk implications of all plan design recommendations during their review and discussion of overall compensation initiatives, including the annual compensation approval process.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow the Company to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which the Company or any of its subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies the Company; or if a member of an associate’s immediate family is employed by the Company; or if an associate serves on the board of directors of a business that supplies goods or services to the Company, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, the Company’s General Counsel and the Chief Financial Officer. Each quarter, the Company’s Directors and associates who have authority to enter into commitments on behalf of the Company are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in the Company’s filings with the Securities and Exchange Commission.

From time to time we may have employees who are related to our Directors or executive officers. The Company has an employment agreement with Charles Chupein, son-in-law of James V. O’Donnell, the Company’s Chief Executive Officer during Fiscal 2011. Mr. Chupein serves the Company as Senior Vice President and Chief Operating Officer. During Fiscal 2011, Mr. Chupein received $559,374 in annual cash and incentive bonus compensation, a grant of 11,972 shares of time-based restricted stock units which one third vested on February 28, 2012 and a grant of 14,632 long-term RSU performance shares with the amount realized contingent on performance goals by the end of Fiscal 2013. The Company employs Carol Dombrov, sister-in-law of Dennis R. Parodi who serves the Company as Executive Vice President – Store Operations. Ms. Dombrov serves the Company as a Regional Director for aerie. During Fiscal 2011, Ms. Dombrov received annual cash and incentive bonus compensation of $143,800 and a grant of 2,071 shares of time-based restricted stock units which one third vested on February 28, 2012. The Company employs Robert Parodi, son of Dennis R. Parodi. Mr. Robert Parodi serves the Company as a District Manager. During Fiscal 2011, Mr. Robert Parodi received annual cash and incentive bonus compensation of $112,500 and relocation compensation of $53,000. Messrs. Chupein and Parodi and Ms. Dombrov also participate in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report for the year ended January 28, 2012 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 28, 2012 for filing with the Securities and Exchange Commission.

Noel J. Spiegel, Audit Committee Chair
Michael G. Jesselson, Audit Committee Member
Thomas R. Ketteler, Audit Committee Member
Cary D. McMillan, Audit Committee Member
Janice E. Page, Audit Committee Member
Gerald E. Wedren, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2011, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 28, 2012.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal	Fiscal
Description of Fees	2011	2010
Audit Fees	$1,141,200	$1,100,000
Audit-Related Fees	2,000	1,995
Tax Fees	287,510	271,080
All Other Fees	—	—
Total Fees	$1,430,710	$1,373,075

“Audit Fees” include fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for accounting research software. “Tax Fees” primarily include fees billed related to federal, state and local tax compliance and consulting.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL THREE:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing stockholders with an advisory or non-binding vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a stockholder vote at the 2012 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

As described above in the section entitled “Compensation Discussion and Analysis”, the Company’s Board of Directors and Compensation Committee considers the outcome of the advisory or non-binding vote when considering future executive compensation arrangements. The overall objective of our executive compensation program is to attract highly skilled, performance oriented executives and to motivate them to achieve outstanding results through appropriate means. We focus on four core principles in structuring an effective compensation program that meets our stated objective: performance; competitiveness; affordability; and simplicity. We strategically allocate compensation between short-term and long- term components and between cash and equity in order to maximize executive performance and retention. This philosophy is designed to closely align executive compensation with changes in stockholder value and achievement of performance objectives while also holding executives accountable for results.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in the Proxy Statement for the Annual Meeting.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to the Corporate Secretary of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another Company stockholder and wish to have your future proxy statements and annual reports householded, please contact the Corporate Secretary of the Company at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2011 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at http://www.ae.com under the links “About AEO Inc., AE Investment Info, Historical Annual Reports.” A request for a copy of such report should be directed to Judy Meehan, Vice President of Investor Relations of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Joan Holstein Hilson and Cornelius Bulman, Jr., or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania on Wednesday, June 6, 2012 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

This proxy is solicited on behalf of the Board of Directors.

(continued, and to be dated and signed, on the other side)

▲ PLEASE DETACH PROXY CARD HERE ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 6, 2012. The Proxy Statement and our Fiscal 2011 Annual Report are available at: http://viewproxy.com/ae/2012/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.				3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐
	JANICE E. PAGE	☐	☐	☐
	NOEL J. SPIEGEL	☐	☐	☐
	GERALD E. WEDREN	☐	☐	☐	4.	In their discretion to vote upon such other matters as may properly come before the meeting.
		FOR	AGAINST	ABSTAIN
2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013.	☐	☐	☐	IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

Please sign and date this Proxy below and return in the enclosed envelope.

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	2012

(Signature)

(Signature of joint owner)

▲ PLEASE DETACH PROXY CARD HERE ▲

PROXY VOTING INSTRUCTIONS

MAIL
Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.